Exhibit 99.1

CUI Global, Inc. Closes Acquisition of Utility-Scale Solar EPC Company, Reach Construction Group, for Approximately $37 Million in Debt and Equity

HOUSTON, April 6, 2020 – CUI Global, Inc. (Nasdaq: CUI) ("CUI Global" or the “Company”) today announced the closing of the acquisition of Reach Construction Group (“Reach”), a privately held engineering, procurement and construction (“EPC”) company, specializing in utility-scale solar construction throughout North America, effective April 1, 2020.

The acquisition offers significant synergies for revenue growth, including Reach’s deep expertise in renewable energy project delivery, particularly solar farms, site preparation and public utility construction. Headquartered in Apex, NC, Reach has successfully executed over 40 projects in excess of 450 megawatts. The business is a recognized leader in the solar construction industry with over 50 years combined experience in the delivery and management of both commercial and renewable energy construction projects. Reach develops and relies upon repeatable processes to provide its customers a safe, high quality, predictable result at the lowest cost.

In addition, Reach’s in-house engineering capabilities, supply chain relationships and industry expertise are expected to complement and accelerate the growth of other divisions within CUI Global, including its Orbital Gas Systems integration capabilities and its new electric transmission and distribution services operation branded as Orbital Power Services. Anticipated cost synergies include leveraging existing sales, integration and distribution infrastructure for cross-selling opportunities. Reach has contractual backlog for FY2020 in excess of $100 million in North American projects. The acquisition will immediately add significant revenues and contribute positive net earnings to CUI Global.

Terms of the acquisition include the issuance of 2 million restricted shares of CUI Global’s common stock (the shares are restricted for a 12-month period) and $35 million in Seller’s debt. The Seller’s debt is in the form of two Promissory Notes due at between 18 and 36 months from the effective date of the transaction. Additional terms include an earnout provision, based on specific EBITDA targets.

Effective immediately, Reach will become a wholly-owned subsidiary of CUI Global. Brandon Martin will continue as chief executive officer (“CEO”) of Reach, reporting directly to CUI Global’s CEO, Jim O’Neil. CUI Global expects no organizational changes to Reach’s operations in North America or elsewhere.

“This transaction effectively positions CUI Global for even more accelerated growth,” said Jim O’Neil, CUI Global’s vice-chairman & CEO. “Reach’s talent base of technical employees and their world-class management and support team, as well as their sterling reputation within the renewable energy industry, will help drive increased growth across our company portfolio. We believe both Reach and CUI Global will see tremendous benefits, using our joint network of iconic customers to market our combined portfolio of energy capabilities and products to a much larger audience.”

“This is a significant company milestone for Reach,” explained Reach’s CEO, Brandon Martin. “With the combination of these two companies, we will now be able to expand our programs and services for our existing customer base, while at the same time pursue growth opportunities across a much broader market. As part of a global entity, we expect enhanced visibility in the market and heightened awareness for our company offerings.”

Mr. O’Neil concluded, “The acquisition of Reach will be immediately accretive, providing increased revenues, operating margins, net earnings and significantly enhancing our ability to penetrate the renewable (solar) energy market. This acquisition demonstrates our commitment to further our strategy of making opportunistic, synergistic acquisitions that will increase our growth and, thereby, enhance our shareholder value.”

Additional information on the acquisition will be available on the Company's current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About CUI Global, Inc.

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies to create a diversified energy services platform. CUI Global's Energy business, Orbital Gas Systems is a leader in innovative gas solutions with more than 30 years of experience in design, installation and the commissioning of industrial gas sampling, measurement and delivery systems providing solutions to the energy, power and processing markets.  Orbital Gas Systems manufactures and delivers a broad range of technologies including environmental monitoring, gas metering, process control, telemetry, gas sampling and BioMethane. As a publicly traded company, shareholders can participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most important, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit: http://www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Investor Relations:
KCSA Strategic Communications
David Hanover
T: 212-896-1220
dhanover@kcsa.com